Exhibit 10.2
Form 10-KSB
Virtualmoney, Inc.
File No. 000-31009

            AMENDED AND RESTATED CONSULTING AGREEMENT

This AMENDED AND RESTATED CONSULTING ENGAGEMENT (this "Agreement") is entered into between Bluewater Information Convergence, Inc., a Delaware corporation ("Bluewater") having a place of business at 10590 Wayzata Boulevard, Suite 300, Minnetonka, MN 55305, and Virtualmoney, Inc ("Client") with a place of business at Plymouth, MN, effective upon execution of this Agreement.

                            RECITALS

WHEREAS, Client desires to expand the scope of the original
Consulting Agreement, originally
dated August 14, 2000 and is further amended and restated as reflected in this Agreement;

     WHEREAS, Client desires to engage Bluewater to perform and provide Client with certain consulting services as requested by Client; and

     WHEREAS, Bluewater is willing to perform and provide Client with such consulting services,

     NOW, THEREFORE, in consideration of the representations and agreements contained herein, the parties hereby agree as follows:

1.   The Engagement

     1.1 Bluewater will perform the services described in Attachment A ("Services"), as described more fully in the project proposal entitled, "Virtualmoney.com Project Proposal," dated
August 1, 2000. This will take approximately fourteen (14) weeks, from August 14, 2000, to complete.

     1.2 Bluewater will provide adequate personnel resources throughout this engagement to deliver on the Services. Such personnel resources will be identified prior to their engagement and introduced to the Client.

     1.3 Throughout the engagement, Bluewater will provide to the Client weekly goal and progress reports on the delivery of Services. Bluewater will also provide any other management review, quality control and account management reports as reasonably required or requested to ensure successful completion of the engagement.

     1.4 No additional services will be performed unless
Bluewater and Client have executed a written authorization expanding the Services which shall be described in an attachment to this Agreement.

Virtualmoney,lnc.                       Amended and Restated
Project Agreement

2.   Compensation.

     2.1 The total cost for Services will be $116,000 plus out-of-pocket expenses. An initial fee of $12,500 has been received as a retainer to be applied against future billings. A payment of $12,500 is payable upon return of an executed copy of this Amended and Restated Agreement. Client agrees to pay $25,000 on or before September 22, 2000; $36,000 on or before October 13, 2000 and the remaining $30,000 upon completion of this engagement.

     2.2 All invoices shall reflect a description of the work performed consistent with Attachment A. Any amounts that are not paid when due shall incur a late fee of 1.5% per month from the due date until paid.

     2.3 Client will pay all travel and living expenses incurred by Bluewater in connection with the performance of the Services. Expenses will be delineated on the same invoice as services and will be subject to the same payment terms. Bluewater will submit estimates for any travel to allow Client to approve expenses in advance.

     2.4 In the event of termination of this Agreement, Client shall pay the remainder of any unpaid total cost for Services.
All out-of-pocket expenses incurred up to the date of termination shall be reimbursed by Client, provided Bluewater submits documentation for each expense.

3. No Solicitation for Employment. During the term of this Agreement and continuing for a period of twelve (12) months thereafter, each party, and any resources of Bluewater retained for performance of the Services, will not, without first obtaining agreement from the effected party, (i) directly or indirectly induce or influence any employee or sub-contractor of the other party to terminate his or her employment relationship with that party; or (ii) employ or offer to employ or sub-contract any employee or sub-contractor of the other party. The parties agree that this paragraph may be enforced by injunction or other equitable remedy.

4.   Confidentiality; Press Releases

     4.1 Neither party shall disclose (whether orally or in writing, or by press release or otherwise) to any third party any information with respect to the terms and provisions of this Agreement, any information contained in any data or report required or delivered hereunder, or any materials related thereto, including without limitation, the Proprietary Information (as defined herein), except: (a) to each party's respective officers, directors, employees, auditors and attorneys who have a need to know such information (collectively, "Necessary

Personnel"), in their capacity as such; provided that such Necessary Personnel understand and agree to abide by the provisions of this Section 5; and provided further, that the disclosing Party shall be responsible for any breach of the provisions of this Section 5 by such Necessary Personnel; (b) to the extent necessary to comply with the law or with the valid order of an administrative agency or court of competent jurisdiction; or (c) to enforce the Parties' obligations hereunder.

     4.2 "Proprietary Information" means any non-public ideas, plans or information, including without limitation, information of a technological or business nature (including without limitation, all trade secrets, technology, intellectual property, transmission characteristics, transponder composition, equipment specifications, data, summaries, reports or mailing lists, whether written or oral and, if written, however produced or reproduced) that is received by the

Bluewater Information Convergence, Inc,      Proprietary
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Project Agreement

receiving Party or otherwise disclosed to the receiving Party from or by the disclosing party. Proprietary Information must be
(i) marked as confidential or proprietary, or bear a marking of like import; (ii) stated by the disclosing Party to be considered proprietary or confidential; or (iii) logically considered proprietary or confidential under the circumstances of its disclosure. Information will not be deemed to be Proprietary Information, and the receiving Party shall have no obligation with respect thereto, or to any party thereof, to the extent such information (A) is approved by prior written authorization of the disclosing Party for release by the receiving Party; (B) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction or with government laws or regulations, in which event the receiving Party shall give prior notice to the disclosing Party in using all reasonable efforts to obtain an appropriate protective order or equivalent, provided, that the information shall continue to be Proprietary Information to the extent it is covered by such protective order or equivalent; (C) becomes generally available to the public through any means other than a breach by the receiving Party of its obligations under this Agreement; (D) was in the possession of the receiving Party without obligation of confidentiality prior to receipt or disclosure under this Agreement as evidenced by written records made prior to such receipt or disclosure; or (E) is developed independently by the receiving Party without use or benefit of the Proprietary Information.

5.   Form of Business.

     5.1 In performing the Services for Client, Bluewater will act as an independent contractor and not as an agent or an employee of Client. The arrangement between Client and Bluewater will not constitute a partnership or joint venture or similar relationship and neither Bluewater nor Client can bind the other in any contract, arrangement or other understanding.

     5.2 All persons furnished, used, retained or hired by or on the behalf of Bluewater shall be considered to be solely the employees or agents of Bluewater. Bluewater shall be responsible for payment of any and all unemployment, social security, and other payroll related taxes for its employees and agents, if and as applicable, including any related assessments and contributions required by law.

6. Indemnification. Bluewater shall indemnify, defend and hold harmless, Client its directors, officers, employees, and agents from and against any and all liability, damages, costs or expenses (including reasonable attorneys' fees and costs)
("Claims") arising out of damages or injuries to person     or
property, including without limitation injury or death, caused by Bluewater while performing the Services, or arising out of a breach or alleged breach of any of the provisions of this Agreement. Client shall have the right to participate in the defense of any such action, and to be represented by counsel of its selection, at its sole cost. Bluewater shall not settle, compromise or otherwise voluntarily dispose of such Claims without Client's prior consent, not to be unreasonably withheld or delayed.

7.   Ownership.

     7.1 Bluewater acknowledges and agrees that, for the purposes of U.S. copyright law, the results and proceeds of Bluewater's services and any works created in connection with this Agreement shall be deemed works made for hire, and that Client shall be deemed the author of such works. All right and title to, and interest in such result and proceeds in such works, and any and all elements thereof, shall be Client's sole and exclusive property.

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Virtualmoney,lnc.      Amended and Restated    Project Agreement

     7.2 Any and all materials that Client provides to Bluewater in connection with this Letter Agreement, or that may be developed with Bluewater's cooperation or contribution in the course of Bluewater's performance of Bluewater's services hereunder, shall be and remain Client's sole property. Bluewater hereby represents and warrants that Bluewater shall not make any claims with respect to any such materials.

8.   Termination. Client has the right to terminate this
Agreement by providing a 5 day written notice     prior to
termination. Upon such termination, Bluewater shall promptly deliver to Client all work-in-progress developed and or created in connection with the Services rendered hereunder, and Client shall provide payment as noted in paragraph 2.4 of this Agreement.

9. Warranties. Bluewater warrants that services will be performed in a first class professional manner in accordance with customary industry practice.

10. Limitation of Liability. Neither party shall have any liability to the other for special, incidental, consequential, punitive or exemplary damages arising from this Agreement or any acts or omissions associated therewith or the services provided hereunder.

11. Tom Tripp is hereby designated as the Client Service Coordinator for this Agreement. The Service Coordinator shall be responsible for administering this Agreement and for coordinating all activities relating to the performance of Services thereunder. All Bluewater personnel will be responsible to the Client Service Coordinator and report to that individual.

12. Choice of Law, Jurisdiction and Venue. Bluewater hereby consents to and submits to the jurisdiction of the federal and state courts located in the State of New York, and any action or suit under this Agreement may be brought in any federal or state court with appropriate jurisdiction over the subject matter established or sitting in the State of New York. In the event of legal action requiring travel out of Minnesota, each party is responsible for all their own expenses, including travel costs. Bluewater and Client shall not raise in connection therewith, and hereby waives, any defenses based upon venue, inconvenience of the forum, lack of personal jurisdiction, sufficiency of service of process, or the like.

Virtualmoney, Inc.                      Bluewater Information
Convergence, Inc.
By:/s/ Thomas W. Tripp                  By:/s/ Seth L. Klion
Thomas W Tripp, President & CEO              Seth L. Klion, EVP,
Operations
Date: 9/7/00                            Date:9/8/00

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ATTACHMENT A

Bluewater Information Convergence, Inc. agrees to provide systems development and integration services to Virtualmoney, Inc. for the Phase 1, 11 and 11 work required of the new Internet web site project. Bluewater is to develop the web site following the Requirements section as a guideline for project definition. Requirements
*    Design and implement architecture of web site.
*    Design and implement a basic web site layout.
* Allow account owners to login and view their account balance and transaction history.
* Allow trusted users (Virtualmoney operators) to add/update account information through a basic user interface. This includes setting up/maintaining user accounts and depositing/withdrawing, dollars from accounts. Users will be notified of account activity via e-mail.
* Allow trusted users (Virtualmoney operators) to update the millennium dollar parameters
      (CPI-U) through a system administration screen.
* The system will perform currency conversion of US dollars to/from millennium dollars.
* Allow users to open Virtualmoney.com a personal/joint account and a business account using the web site
      (Automated Process).
* Allow users to add-funds and withdraw money using the web site. The Add-Funds and Withdraw tasks will be processed with the operator's intervention in the back end (Semi
      Automated Process). Users will be notified of account activity via e-mail.
*    Allow users to maintain their account profile information.
      Users will be allowed to administer email, address, phone, and password changes.
*    Allow users to close their Virtualmoney account.
*    Allow users to Send MR$ with funds in their accounts
      (Automated Process). Sender and Recipients will be notified of the transaction pending. Recipients without a Virtualmoney account will be invited to open an account and claim the MR$.

Deliverables
*    Deploy new website on the Internet.
*    Set up web & database server on Bluewater servers.
* Technical documentation of the database and system architecture

Resources

Bluewater will provide the appropriate resources to fulfill the objectives and responsibilities of this engagement throughout its duration.

Schedule

Bluewater will deliver the new website within approximately fourteen (14) weeks from the execution of the original Agreement, dated August 14, 2000.

Assumptions

To keep within the contract's timeline:
* All appropriate Virtualmoney representatives will be available as necessary.
* Materials submitted to Virtualmoney for input are to be reviewed and returned in a timely manner.

Bluewater Information Convergence Inc.